Exhibit 99.1

China Jo-Jo Drugstores Reports Third Quarter 2019 Financial Results

HANGZHOU, China, Feb. 14, 2019 /PRNewswire/ -- China Jo-Jo Drugstores, Inc. (NASDAQ: CJJD) (“Jo-Jo Drugstores” or the “Company”), a leading online and offline retailer, wholesale distributor of pharmaceutical and other healthcare products, and healthcare provider in China, announced today its financial results for its third fiscal quarter, ended December 31, 2018.

Mr. Lei Liu, Chairman and Chief Executive Officer of Jo-Jo Drugstores, Inc., commented, “Our third quarter results reflect solid revenue growth as we continue to improve our business. Our progress reinforces our confidence in our underlying business and growth strategy. We will continue to provide exceptional retail drugstore services as we adapt to a changing regulatory and technological environment, which is reflected in our new executive hires and the everyday experience such as value-added medical consultation and monitoring that our customers receive.”

Third Quarter of Fiscal 2019 Financial Highlights

	For the Three Months Ended December 31,
($ millions, except per share data)	2018	2017	% Change
Revenue	30.92	26.81	15.3%
Retail drugstores	20.87	18.29	14.1%
Online pharmacy	2.49	3.39	-26.6%
Wholesale	7.56	5.13	47.3%
Gross profit	7.14	5.57	28.1%
Gross margin	23.1%	20.8%	2.3	pp*
Loss from operations	(2.13)	(2.19)	-2.8%
Net loss	(2.21)	(1.63)	35.7%
Loss per share	(0.06)	(0.08)	-25.0%

* Notes: pp represents percentage points

●	Revenue increased by 15.3% to $30.92 million for the three months ended December 31, 2018, from $26.81 million for the same period of last year.
●	Gross profit increased by 28.1% to $7.14 million for the three months ended December 31, 2018, from $5.57 million for the same period of last year.
●	Gross margin increased by 2.3 percentage points to 23.1% for the three months ended December 31, 2018, from 20.8% for the same period of last year.
●	Net loss was $2.21 million, or $0.06 per basic and diluted share for the three months ended December 31, 2018, compared to $1.63 million, or $0.08 per basic and diluted share for the same period of last year.

Third Quarter of Fiscal 2019 Financial Results

Revenue

Revenue for the three months ended December 31, 2018 increased by $4.10 million, or 15.3%, to $30.92 million, from $26.81 million for the same period of last year. The increase in revenue was primarily due to the increase in retail drugstores business and wholesale business, partially offset by the decrease in online pharmacy business.

	For the Three Months Ended December 31,
	2018			2017
($ millions)	Revenue	Cost of Goods	Gross Margin	Revenue	Cost of Goods	Gross Margin
Retail drugstores	20.87	14.90	28.6%	18.29	13.69	25.2%
Online pharmacy	2.49	2.23	10.4%	3.39	3.13	7.7%
Wholesale	7.56	6.65	12.1%	5.13	4.42	13.8%
Total	30.92	23.78	23.1%	26.81	21.24	20.8%

Revenue from the retail drugstores business increased by $2.58 million, or 14.1%, to $20.87 million for the three months ended December 31, 2018, from $18.29 million for the same period of last year. The increase was primarily due to consumer-facing benefits such as an emphasis on onsite medical care, chronic disease management services, incremental DTP (Direct-to-Patient) business caused by continuous hospital medical reform, promotional campaigns such as fifteen-year anniversary sales, and the maturation of stores opened a year ago.

Revenue from the online pharmacy business decreased by $0.90 million, or 26.5%, to $2.49 million for the three months ended December 31, 2018, from $3.39 million for the same period of last year. The decrease was mainly caused by a decline in sales via e-commerce platforms which suspended OTC drug sales on their sites directly, partially offset by the increase in business referred from Pharmacy Benefit Management (“PBM”) providers. The Company is adding more non-medical health products such as nutritional supplements into its sales menu to counteract the decline in sale of OTC drug category.

Revenue from the wholesale business increased by $2.43 million, or 47.3%, to $7.56 million for the three months ended December 31, 2018, from $5.13 million for the same period of last year. The increase was primarily due to sale of certain medicines, which the Company sold in large quantities at its retail stores, to other vendors at competitive prices, as well as the sale of certain nutritional supplements as sales agents.

Gross profit and gross margin

The total cost of goods sold increased by $2.54 million, or 12.0%, to $23.78 million for the three months ended December 31, 2018, from $21.24 million for the same period last year. Gross profit increased by $1.56 million, or 28.1%, to $7.14 million for three months ended December 31, 2018, from $5.57 million for the same period last year. Overall gross margin increased by 2.3 percentage points to 23.1% for the three months ended December 31, 2018, from 20.8% for the same period of last year, due to higher retail and online profit margins.

Gross margin for retail drugstores increased by 3.4 percentage points to 28.6% for the three months ended December 31, 2018, from 25.2% for the same period of last year, primarily as a result of the introduction of new suppliers, and the continuing renegotiation of prices with the Company’s suppliers.

Gross margin for the online pharmacy increased by 2.7 percentage points to 10.4% for the three months ended December 31, 2018, from 7.7% for the same period of last year, primarily due to the increase in sales via the Company’s own official website, offset by a decrease in sales via third-party platforms, which are usually subject to low profit margins.

Gross margin for wholesale decreased by 1.7 percentage to 12.1% for the three months ended December 31, 2018, from 13.8% for the same period of last year, primarily as a result of different products the Company carries and sells to certain pharmaceutical vendors.

Loss from operations

Selling and marketing expenses increased by $1.67 million, or 33.2%, to $6.69 million for the three months ended December 31, 2018, from $5.02 million for the same period of last year. The increase in selling and marketing expenses was primarily due to increases in marketing and sales staff expenses and rental expenses related to store expansions.

General and administrative expenses decreased by $0.16 million, or 6.0%, to $2.57 million for the three months ended December 31, 2018, from $2.74 million for the same period of last year. The decrease in general and administrative expenses was primarily caused by a decrease in bad debt expenses.

Loss from operations totaled $2.13 million for the three months ended December 31, 2018, compared to $2.19 million for the same period of last year. Operating margin was negative 6.9% for the three months ended December 31, 2018, compared to negative 8.2% for the same period of last year.

Net loss

The Company’s net loss was $2.21 million, or $0.06 per basic and diluted share for the three months ended December 31, 2018, compared to $1.63 million, or $0.08 per basic and diluted share for the same period of last year.

Nine Months Ended December 31, 2018 Financial Highlights

	For the Nine Months Ended December 31,
($ millions, except per share data)	2018	2017	% Change
Revenue	81.10	71.97	12.7%
Retail drugstores	54.97	46.36	18.6%
Online pharmacy	6.64	9.59	-30.8%
Wholesale	19.49	16.02	21.6%
Gross profit	18.55	15.31	21.2%
Gross margin	22.9%	21.3%	1.6	pp*
Loss from operations	(4.33)	(5.30)	-18.3%
Net loss	(4.51)	(4.21)	6.9%
Loss per share	(0.14)	(0.17)	-19.1%

* Notes: pp represents percentage points

●	Revenue increased by 12.7% to $81.10 million for the nine months ended December 31, 2018, from $71.97 million for the same period of last year.
●	Gross profit increased by 21.2% to $18.55 million for the nine months ended December 31, 2018, from $15.31 million for the same period of last year.
●	Gross margin increased by 1.6 percentage points to 22.9% for the nine months ended December 31, 2018, from 21.3% for the same period of last year.
●	Net loss was $4.51 million, or $0.14 per basic and diluted share for the nine months ended December 31, 2018, compared to $4.21 million, or $0.17 per basic and diluted share for the same period of last year.

Nine Months Ended December 31, 2018 Financial Results

Revenue

Revenue for the nine months ended December 31, 2018 increased by $9.12 million, or 12.7%, to $81.10 million from $71.97 million for the same period of last year. The increase in revenue was primarily due to the increase in retail drugstores and wholesale business, partially offset by the decrease in online pharmacy business.

	For the Nine Months Ended December 31,
	2018			2017
($ millions)	Revenue	Cost of Goods	Gross Margin	Revenue	Cost of Goods	Gross Margin
Retail drugstores	54.97	39.35	28.4%	46.35	34.23	26.2%
Online pharmacy	6.64	5.88	11.4%	9.60	8.65	9.9%
Wholesale	19.49	17.32	11.1%	16.02	13.79	13.9%
Total	81.10	62.55	22.9%	71.97	56.67	21.3%

Revenue from the retail drugstores business increased by $8.61 million, or 18.6%, to $54.97 million for the nine months ended December 31, 2018, from $46.36 million for the same period of last year. The increase was primarily due to consumer-facing benefits such as emphasis on onsite medical care, chronic disease management, incremental DTP (Direct-to-Patient) business caused by continuous hospital medical reform, and the maturation of stores opened a year ago.

Revenue from the online pharmacy business decreased by $2.95 million, or 30.8%, to $6.64 million for the nine months ended December 31, 2018, from $9.59 million for the same period of last year. The decrease was mainly caused by a decline in sales via e-commerce platforms which suspended the direct sale of OTC drugs on their sites, and was partially offset by the increase in business referred to the Company from PBM providers. The Company is adding more non-medical health products such as nutritional supplements into its sales menu to counteract the decline in sale of OTC drug category.

Revenue from the wholesale business increased by $3.47 million, or 21.6%, to $19.49 million for the nine months ended December 31, 2018, from $16.02 million for the same period of last year. The increase was primarily a result of the Company’s ability to sell certain medicines, which the Company sold in large quantities in its retail stores, to other vendors at competitive prices, as well as the sale of certain nutritional supplements as sales agents.

Gross profit and gross margin

The total cost of goods sold increased by $5.88 million, or 10.4%, to $62.55 million for the nine months ended December 31, 2018, from $56.67 million for the same period of last year. Gross profit increased by $3.24 million, or 21.2%, to $18.55 million for nine months ended December 31, 2018, from $15.31 million for the same period of last year. Overall gross margin increased by 1.6 percentage points to 22.9% for the nine months ended December 31, 2018, from 21.3% for the same period of last year, due to higher retail profit margins.

Gross margin for retail drugstores increased by 2.2 percentage points to 28.4% for the nine months ended December 31, 2018, from 26.2% for the same period of last year, primarily because of the introduction of new suppliers, and the continuing renegotiating of prices with the Company’s suppliers.

Gross margin for online pharmacy increased by 1.5 percentage points to 11.4% for the nine months ended December 31, 2018, from 9.9% for the same period of last year. The increase was due to the increase in sales via the Company’s own official website, offset by the decrease in sales via third-party platforms, which are usually subject to low profit margin.

Gross margin for wholesale decreased by 2.8 percentage points to 11.1% for the nine months ended December 31, 2018, from 13.9% for the same period of last year, primarily as a result of different products the Company carried and sold to certain pharmaceutical vendors.

Loss from operations

Selling and marketing expenses increased by $3.25 million, or 24.5%, to $16.54 million for the nine months ended December 31, 2018 from $13.29 million for the same period of last year. The increase in selling and marketing expenses was primarily due to an increase in marketing and sales staff expense and rental expense related to store expansion.

General and administrative expenses decreased by $0.98 million, or 13.3%, to $6.34 million for the nine months ended December 31, 2018, from $7.32 million for the same period of last year. The decrease in general and administrative expenses was primarily caused by a decrease in bad debt expense.

Loss from operations was $4.33 million for the nine months ended December 31, 2018, compared to $5.30 million for the same period of last year. Operating margin was negative 5.3% for the nine months ended December 31, 2018, compared to negative 7.4% for the same period of last year.

Net loss

Net loss totaled $4.51 million, or $0.14 per basic and diluted share for the nine months ended December 31, 2018, compared to $4.21 million, or $0.17 per basic and diluted share for the same period of last year.

Financial Condition

As of December 31, 2018, the Company had cash and restricted cash of $20.61 million, compared to $24.22 million as of March 31, 2018. Net cash used in operating activities totaled $10.32 million for the nine months ended December 31, 2018, compared to $9.80 million for the same period of last year. Net cash used in investing activities was $6.85 million for the nine months ended December 31, 2018, compared to $1.76 million for the same period of last year. Net cash provided by financing activities was $7.98 million for the nine months ended December 31, 2018, compared to net cash provided by financing activities of $5.57 million for the same period of last year.

About China Jo-Jo Drugstores, Inc.

China Jo-Jo Drugstores, Inc. (“Jo-Jo Drugstores” or the “Company”), is a leading online and offline retailer and wholesale distributor of pharmaceutical and other healthcare products in China. Jo-Jo Drugstores currently operates retail drugstores and an online pharmacy. It is also a wholesale distributor of products similar to those carried in its pharmacies and it cultivates and sells herbs used for traditional Chinese medicine. For more information about the Company, please visit http://jiuzhou360.com.The Company routinely posts important information on its website.

Forward-Looking Statements

This press release contains information about the Company’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. The Company’s encourages you to review other factors that may affect its future results in the Company’s annual reports and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

Company Contact:

Frank Zhao
Chief Financial Officer
+86-571-88077108
frank.zhao@jojodrugstores.com

Steve Liu
Investor Relations Director
steve.liu@jojodrugstores.com

Investor Relations Contact:

Tina Xiao
Ascent Investor Relations LLC
+1-917-609-0333
tina.xiao@ascent-ir.com

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31,	March 31,
	2018	2018
ASSETS
CURRENT ASSETS
Cash	$5,619,051	$15,132,640
Restricted cash	14,988,478	16,319,551
Financial assets available for sale	176,560	175,140
Notes receivable	296,687	279,082
Trade accounts receivable	10,637,316	8,322,393
Inventories	10,483,059	13,429,568
Other receivables, net	3,718,546	3,098,079
Advances to suppliers	3,489,010	3,447,452
Other current assets	1,468,188	2,116,237
Total current assets	50,876,895	62,320,142

PROPERTY AND EQUIPMENT, net	8,427,870	2,843,640

OTHER ASSETS
Long-term investment	34,208	40,890
Farmland assets	727,064	796,286
Long term deposits	2,266,420	2,501,968
Other noncurrent assets	1,121,814	1,253,352
Intangible assets, net	3,570,986	4,056,414
Total other assets	7,720,492	8,648,910

Total assets	$67,025,257	$73,812,692

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable, trade	19,223,835	25,259,526
Notes payable	25,271,064	19,180,200
Other payables	3,851,366	4,272,523
Other payables - related parties	726,219	850,342
Customer deposits	1,492,122	4,040,867
Taxes payable	745,518	366,040
Accrued liabilities	1,618,006	841,993
Total current liabilities	52,928,130	54,811,491

Financial liability	79,957
Purchase option and warrants liability	312,751	138,796
Total liabilities	53,320,838	54,950,287

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock; $0.001 par value; 250,000,000 shares authorized; 28,936,778 and 28,936,778 shares issued and outstanding as of December 31, 2018 and March 31, 2018	28,937	28,937
Preferred stock; $0.001 par value; 10,000,000 shares authorized; nil issued and outstanding as of December 31, 2018 and March 31, 2018	-	-
Additional paid-in capital	43,747,589	43,599,089
Statutory reserves	1,309,109	1,309,109
Accumulated deficit	(33,572,688)	(29,661,190)
Accumulated other comprehensive income	2,628,814	3,586,460
Total stockholders’ equity	14,141,761	18,862,405
Noncontrolling interests	(437,342)	-
Total equity	13,704,419	18,862,405
Total liabilities and stockholders’ equity	$67,025,257	$73,812,692

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	For the three months ended December 31,		For the nine months ended December 31,
	2018	2017	2018	2017

REVENUES, NET	$30,916,549	$26,812,242	$81,098,161	$71,973,653

COST OF GOODS SOLD	23,780,763	21,240,629	62,548,471	56,666,782

GROSS PROFIT	7,135,786	5,571,613	18,549,690	15,306,871

SELLING EXPENSES	6,688,577	5,020,971	16,539,078	13,288,602
GENERAL AND ADMINISTRATIVE EXPENSES	2,572,862	2,737,782	6,342,874	7,318,780
TOTAL OPERATING EXPENSES	9,261,439	7,758,753	22,881,952	20,607,382

LOSS FROM OPERATIONS	(2,125,653)	(2,187,140)	(4,332,262)	(5,300,511)

INTEREST INCOME	18,964	76,266	92,196	479,509
OTHER INCOME, NET	32,795	301,292	12,436	263,241

CHANGE IN FAIR VALUE OF DERIVATIVE LIABILITIES	(85,115)	221,859	(173,955)	420,610

LOSS BEFORE INCOME TAXES	(2,159,009)	(1,587,723)	(4,401,585)	(4,137,151)

PROVISION FOR INCOME TAXES	47,958	38,106	104,712	76,691

NET LOSS	(2,206,967)	(1,625,829)	(4,506,297)	(4,213,842)

OTHER COMPREHENSIVE (LOSS) INCOME
Foreign currency translation adjustments	(130,619)	588,543	(957,646)	1,680,796

COMPREHENSIVE LOSS	$(2,337,586)	$(1,037,286)	$(5,463,943)	$(2,533,046)

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic	28,936,778	25,214,678	28,936,778	25,214,678
Diluted	28,936,778	25,214,678	28,936,778	25,214,678

EARNINGS PER SHARES:
Basic	$(0.06)	$(0.08)	$(0.14)	$(0.17)
Diluted	$(0.06)	$(0.08)	$(0.14)	$(0.17)

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine months ended December 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,506,297)	$(4,213,842)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt direct write-off and provision	1,266,994	1,948,887
Depreciation and amortization	937,268	1,063,170
Impairment of leasehold improvement	-	(362,737)
Stock based compensation	121,547	976,816
Change in fair value of purchase option derivative liability	173,955	(420,610)
Accounts receivable, trade	(4,061,698)	(4,830,933)
Notes receivable	(43,024)	79,250
Inventories and biological assets	1,828,232)	(2,945,926)
Other receivables	(681,667)	(149,447)
Advances to suppliers	(911,061)	(990,309)
Other current assets	476,909	562,148
Long term deposit	18,548	(1,345,486)
Other noncurrent assets	23,206	(63,263)
Accounts payable, trade	(3,945,980)	853,598
Other payables and accrued liabilities	815,725	(127,969)
Customer deposits	(2,258,202)	387,458
Taxes payable	422,665	(222,207)
Net cash used in operating activities	(10,322,880)	(9,801,402)

CASH FLOWS FROM INVESTING ACTIVITIES:
Disposal of financial assets available for sale	87,471	-
Purchase of financial assets available for sale	(104,577)	(136,074)
Acquisition of equipment	(5,368,240)	(237,108)
Increase in construction-in-progress	-	(1,125,110)
Increase intangible assets	(29,879)	-
Investment in a joint venture	-	(9,601)
Additions to leasehold improvements	(1,432,060)	(249,097)
Net cash used in investing activities	(6,847,285)	(1,756,990)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	32,903,549	28,352,683
Repayment of notes payable	(24,930,903)	(22,501,743)
Increase in financial liability	82,167	-
Proceeds from equity and debt financing	7,544	-
Repayment of other payables-related parties	(82,866)	(278,691)
Net cash used in financing activities	7,979,491	5,572,249

EFFECT OF EXCHANGE RATE ON CASH	(1,653,988)	2,408,839

INCREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(10,844,662)	(3,577,304)

CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, beginning of year	31,452,191	27,795,810

CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, end of period	$20,607,529	$24,218,506

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$56,539	$27,856